Exhibit 99.1

Kellogg Company
Financial News Release

Analyst Contact:
John Renwick, CFA (269) 961-9050
Jamie Duies, CFA (269) 961-2486

Media Contact:
Kris Bahner, (269) 961-3799

Kellogg Company Reports Solid Finish to 2019 and Issues 2020 Financial Guidance
BATTLE CREEK, Mich. - February 6, 2020 - Kellogg Company (NYSE: K) today announced fourth quarter and full year 2019 results and provided a financial outlook for 2020.

Highlights:

•	The Company delivered full year net sales growth on a reported and organic basis.

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The Company's results finished the year within or better than its guidance ranges for each of its key metrics: Currency-neutral net sales, currency-neutral adjusted operating profit, currency-neutral adjusted earnings per share, and cash flow.

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The divestiture of non-core businesses in late July enhances the long-term focus, profitability, and underlying growth of the Company's portfolio, while the absence of their results caused a decline in reported net sales and operating profit in the fourth quarter and the second half of the year.

•	In the fourth quarter, the Company sustained its return to organic-basis net sales growth, featuring broad-based growth and improved balance between volume and price.

•	Productivity actions, revenue growth management, and savings from organizational restructurings progressively delivered savings throughout the year.

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Kellogg issued guidance¹ for 2020 that calls for sustained organic net sales growth, improved cash flow, and currency-neutral adjusted operating profit and earnings per share growth excluding the impact of its recent divestiture.

"In 2019, our primary financial objective was to deliver sales growth, and we did exactly that," said Steve Cahillane, Kellogg Company's Chairman and Chief Executive Officer. "By executing our Deploy For Growth strategy, we posted sales growth for the full year, across key brands and categories. Importantly, we delivered this growth and our other financial commitments while realigning our organizational structure, reshaping our portfolio, and investing in our supply chain. These actions are building a foundation for steady, reliable growth in sales, profit, and cash flow for years to come."

¹ Guidance and goals expressed in this press release are on an or currency-neutral basis, and adjusted to exclude restructuring charges, mark-to-market adjustments of pensions (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded) and various financial instruments, and other costs impacting comparability. Organic basis also excludes acquisitions, divestitures, and differences in shipping days. Expected net sales, margins, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. Please refer to the "Non-GAAP Financial Measures" section included later in this press release for a further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items. The company will use the term "low single digit" to refer to percent changes of up to 3%, "mid single-digit" to refer to percent changes between 4% and 6%, "high single-digit" to refer to percent changes between 7% up to 10%, and "double-digit" to refer to percent changes of 10% or more.

Financial Summary:	Quarter ended			Year ended
(millions, except per share data)	December 28, 2019	December 29, 2018	% Change	December 28, 2019	December 29, 2018	% Change
Reported Net Sales	$3,223	$3,317	(2.8)%	$13,578	$13,547	0.2%
Currency-Neutral Net Sales *	$3,224	$3,317	(2.8)%	$13,810	$13,547	1.9%
Organic Net Sales *	$3,224	$3,141	2.7%	$13,489	$13,239	1.9%

Reported Operating Profit	$360	$326	10.5%	$1,401	$1,706	(17.8)%
Adjusted Operating Profit *	$403	$433	(6.8)%	$1,764	$1,880	(6.1)%
Currency-Neutral Adjusted Operating Profit *	$403		(6.9)%	$1,788		(4.9)%

Reported Diluted Earnings Per Share	$0.42	$(0.24)	N/A	$2.80	$3.83	(26.9)%
Adjusted Diluted Earnings Per Share *	$0.91	$0.91	—%	$3.94	$4.33	(9.0)%
Currency-Neutral Adjusted Diluted Earnings Per Share *	$0.91		—%	$4.00		(7.6)%
* Non-GAAP financial measure. See "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.
Fourth Quarter & Full Year 2019 Consolidated Results
Kellogg's fourth quarter 2019 GAAP (or "reported") net sales decreased by approximately 3% year on year. The absence of results from divested businesses reduced net sales in the quarter by nearly 6%. On an organic basis, net sales increased by nearly 3%.
Full year reported net sales increased by less than 1% year on year, as the absences of results from divested businesses and adverse currency translation were more than offset by improved organic growth and the May 2018 consolidation of Multipro, the company's distributor in West Africa. On an organic basis, net sales increased by nearly 2%.
Fourth quarter 2019 reported operating profit increased slightly less than 11% versus the prior-year quarter as a decrease in one-time charges more than offset the absence of results from divested businesses. Adjusted and currency-neutral adjusted operating profit declined by almost 7%, as growth in the base business was more than offset by the absence of results from divested businesses.
Full year reported operating profit decreased approximately 18% year on year due to the absence of results from divested businesses and higher one-time charges. On an adjusted basis, operating profit declined by approximately 6% due to the absence of results from divested businesses and cost pressures. Excluding currency translation, adjusted operating profit declined by less than 5%.

Fourth quarter 2019 reported earnings per share improved year over year as lower mark-to-market charges were partially offset by increased one-time charges and the absence of results from divested businesses. On an adjusted and currency-neutral adjusted basis, earnings per share were in line with the year-ago quarter as lower net interest expense, higher other income, and lower diluted shares outstanding largely offset the absence of results from divested businesses.
Full year reported earnings per share decreased approximately 27% from the prior year as higher one-time charges and the absence of results from divested businesses were partially offset by lower mark-to-market charges. On an adjusted basis, earnings per share declined approximately 9% on cost pressures, the absence of results from divested businesses, and adverse foreign currency translation. Excluding currency translation, adjusted earnings per share declined by less than 8%.
Fourth Quarter and Full Year 2019 Business Performance
Please refer to the segment tables in the back of this document.
Kellogg Company's primary financial objective in 2019 was to deliver net sales growth through the execution of its Deploy For Growth strategy, and building on the brand revitalization and capabilities enhancements in which it had invested heavily in 2018. In addition, during 2019, the Company undertook a comprehensive reorganization across the globe, aimed at improving speed of decision-making and agility in resource allocation. It also completed the divestiture of several businesses (cookies, fruit snacks, pie crusts, and ice cream cones) in order to create greater focus on its core categories and improve the overall growth and profitability of its portfolio. By prioritizing debt reduction, the Company improved its financial flexibility in 2019, after having made several strategic acquisitions in recent years.
Principally because of the absence of results from businesses divested in July 2019, Kellogg Company's reported net sales in the fourth quarter declined and were up only slightly for the full year. On an organic basis, net sales grew year on year both in the quarter and the full year, tangible evidence that its Deploy For Growth strategy is working. Meanwhile, the Company progressively delivered savings throughout the year from productivity actions, revenue growth management, and savings from organizational restructurings.
Kellogg North America's reported net sales in the fourth quarter declined by 7% primarily due to the the absence of results from divested businesses. On an organic basis, net sales improved by over 1%. In snacks, reported net sales declined because of the the absence of results from divested businesses, while organic net sales growth was supported by sustained consumption growth momentum for Cheez-It, Pringles, Rice Krispies Treats, and Pop-Tarts, as well a return to growth for Club crackers and Nutri-Grain wholesome snacks. Frozen foods net sales and consumption growth continued in the fourth quarter, led by the Company's leading brand of frozen plant-based meat alternatives, MorningStar Farms, which again grew consumption at a double-digit rate, while gaining share. In cereal, net sales and consumption declines moderated as its growth and share gains accelerated in the taste-fun segment, led by key brands Frosted Flakes, Froot Loops, Corn Pops, and Krave behind increased commercial activity. Kellogg North America's fourth quarter operating profit increased owing primarily to lower one-time charges. On an adjusted basis, operating profit declined 5%, as growth in the base business was more than offset by the absence of results from divested businesses.
For the full year, Kellogg North America's net sales declined 3% primarily due to the absence of results from divested businesses. On an organic basis, net sales were up slightly year on year, as growth in snacks and frozen foods was partially offset by a decline in cereal, where commercial activity had been reduced in the first half, as the Company executed a pack-size harmonization. Full year Kellogg North America's reported operating profit declined 13% due to higher one-time charges and the absence of results from divested businesses. On an adjusted basis, operating profit declined by 5% in 2019, primarily reflecting the absence of results from divested businesses and cost pressures.

Kellogg Europe's reported net sales in the fourth quarter increased by about 3%, with foreign currency translation only modestly negative. On an organic basis, net sales increased by more than 3%, again led by snacks, and particularly the sustained consumption growth momentum for Pringles. Cereal net sales continued to stabilize, led by overall consumption growth in the Region. Kellogg Europe's reported operating profit improved by 43% in the fourth quarter, primarily due to lower one-time charges. On a currency-neutral adjusted basis, operating profit improved 15% on the improved net sales and profit margins.
For the full year, Kellogg Europe's reported net sales declined by over 1%, due to adverse foreign currency translation. On an organic basis, net sales increased by over 3%, led by Pringles growth momentum and continued expansion in Russia and Central Europe. Cereal net sales stabilized, with a return to overall regional consumption growth in the second half of the year. Full year reported operating profit declined 11% due to increased one-time charges, and adverse foreign currency translation. On a currency-neutral adjusted basis, operating profit increased by 5% on higher net sales.
Kellogg Latin America's reported net sales in the fourth quarter decreased by approximately 2% due to the absence of results from divested businesses and adverse foreign currency translation. On an organic basis, net sales growth was slightly positive, less than 1%, held back by softened macroeconomic conditions in Puerto Rico, Argentina, and Brazil, along with distributor transitions in Central America. These headwinds were more than offset by continued consumption growth in Mexico, across cereal, salty snacks, and portable wholesome snacks, stabilization in the Andean markets, and share gains in key categories in Brazil. Notable in the quarter was the ramp-up of new production facilities in Brazil, for Pringles and for cereal, which created incremental costs in the quarter but should benefit the sales and profit performance for this key market in the future. Kellogg Latin America's reported operating profit declined by 27% in the fourth quarter, reflecting costs related to the ramp up of new production and adverse currency translation; on a currency-neutral adjusted basis, operating profit declined by 21%, reflecting costs related to the ramp-up of new production and distribution, category mix, and the absence of results from divested businesses.
For the full year, Kellogg Latin America's reported net sales declined by less than 1% primarily from adverse currency translation. On an organic basis, net sales increased by 3%, led by Mexico, where the Company's consumption and share grew across all three major categories (cereal, salty snacks, portable wholesome snacks), and Mercosur, where consumption and share gains across categories in Brazil more than offset challenging conditions in Argentina. Kellogg Latin America's full year reported operating profit declined by 17%, due to higher one-time charges, increased investment in capabilities, and higher costs related to ramping up new production facilities. On a currency-neutral adjusted basis, operating profit declined 10%, reflecting increased investment in capabilities and higher costs related to ramping up new production facilities.
Kellogg Asia Pacific, Middle East and Africa's ("AMEA") reported net sales in the fourth quarter increased by more than 8%, with organic-basis growth of over 8%. Growth was led by Africa, on expansion of Pringles and noodles, and continued growth by Multipro, the Company's distributor business in West Africa, in spite of challenging market conditions. Asia growth was driven by cereal and snacks, and in Australia, growth was driven by consumption growth in both Pringles and cereal. The Company continued to ramp up new production in a Pringles plant in South Africa, as well as new noodles capacity in Egypt and South Africa, incurring incremental costs, but facilitating long-term growth into the future. Kellogg AMEA's reported operating profit increased by 2% in the fourth quarter, as lower one-time charges were partially offset by other cost pressures in the Region and adverse currency translation. On a currency-neutral, adjusted basis, the Region's operating profit declined by approximately 7% in the quarter, held down by the ramp-up of production expansions and other cost pressures in the region.
For the full year, Kellogg AMEA's reported net sales increased by over 20%, aided by a full year of results from Multipro, the Company's distributor business in West Africa, that was consolidated in May 2018, and partially offset by adverse foreign currency translation. On an organic basis, net sales increased by over 7% for the full year, driven by the continued growth of the Multipro distributor business in West Africa, expansion of Kellogg's branded noodles in Africa and the Middle East, and broad-based consumption growth for Pringles and cereal across Asia and Australia. The Region's reported operating profit increased 12% for the full year, largely attributable to the increased net sales, partially offset by other cost pressures in the Region and adverse foreign currency translation. On a currency-neutral, adjusted basis, operating profit increased by 14%, driven by organic net sales growth and the inclusion of a full year of results of Multipro.

2020 Full-Year Financial Guidance
The Company issued its initial financial guidance for 2020. Specifically, the Company is projecting:

•	Organic net sales to increase by +1-2%.

•	Adjusted operating profit on a currency-neutral basis is expected to decline (4)%, as the absence of results from divested businesses more than offsets growth in the base business.

•	Adjusted earnings per share, on a currency-neutral basis, is expected to decline (3) to (4)%,as the absence of results from divested businesses more than offsets growth in the base business.

•	Cash flow is expected to improve to $0.9 to $1.0 billion.

Conference Call / Webcast
Kellogg will host a conference call to discuss results and outlook on Thursday, February 6, 2020 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing (855) 209-8258 in the U.S., and (412) 542-4104 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Information regarding the rebroadcast is available at http://investor.kelloggs.com.
About Kellogg Company
At Kellogg Company (NYSE: K), we strive to enrich and delight the world through foods and brands that matter. Our beloved brands include Pringles®, Cheez-It®, Special K®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR® and more. Net sales in 2019 were approximately $13.6 billion, comprised principally of snacks and convenience foods like cereal and frozen foods. Kellogg brands are beloved in markets around the world. We are also a company with Heart & Soul, committed to creating Better Days for 3 billion people by the end of 2030 through our Kellogg’s® Better Days global purpose platform. Visit www.KelloggCompany.com or www.OpenforBreakfast.com.

Non-GAAP Financial Measures
This filing includes non-GAAP financial measures that we provide to management and investors that exclude certain items that we do not consider part of on-going operations. Items excluded from our non-GAAP financial measures are discussed in the "Significant items impacting comparability" section of this filing. Our management team consistently utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of our business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team and improves investors’ understanding of our underlying operating performance and in their analysis of ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.

Non-GAAP financial measures used include currency-neutral and organic net sales, adjusted and currency-neutral adjusted operating profit, adjusted and currency-neutral adjusted diluted EPS, currency-neutral adjusted gross profit, currency-neutral adjusted gross margin, and cash flow. We determine currency-neutral results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

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Currency-neutral net sales and organic net sales: We adjust the GAAP financial measure to exclude the impact of foreign currency, resulting in currency-neutral net sales. In addition, we exclude the impact of acquisitions, divestitures, foreign currency, and differences in shipping days resulting in organic net sales. We excluded the items which we believe may obscure trends in our underlying net sales performance. By providing these non-GAAP net sales measures, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses these non-GAAP measures to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results. These non-GAAP measures are also used to make decisions regarding the future direction of our business, and for resource allocation decisions.

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Adjusted operating profit and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan exit liabilities, the gain on the divestiture of our cookies, fruit snacks, pie crusts, and ice cream cone businesses, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.

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Currency-neutral adjusted gross profit, gross margin, operating profit, and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan exit liabilities, the gain on the divestiture of our cookies, fruit snacks, pie crusts, and ice cream cone businesses, other costs impacting comparability, and foreign currency, resulting in currency-neutral adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.

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Adjusted Other income (expense), net: We adjust the GAAP financial measure to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), the gain on the divestiture of our selected cookies, fruit snacks, pie crusts, and ice cream cone businesses, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our underlying profitability. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's Other income (expense), net, excluding the impact of the items noted above, for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability.

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Adjusted effective income tax rate: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan exit liabilities, the gain on the divestiture of our selected cookies, fruit snacks, pie crusts, and ice cream cone businesses, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our pre-tax income, the related tax effect of those items, and other impacts to tax expense, including U.S. Tax Reform and certain out-of-period adjustments, on our adjusted effective income tax rate. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's effective tax rate, excluding the pre-tax income and tax effect of the items noted above, for the periods presented. Management uses this non-GAAP measure to monitor the effectiveness of initiatives in place to optimize our global tax rate.

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Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.

These measures have not been calculated in accordance with GAAP and should not be viewed as a substitute for GAAP reporting measures.

Forward-looking guidance for organic net sales, currency-neutral adjusted operating profit, currency-neutral diluted EPS, and cash flow is included in this press release. Guidance for organic net sales excludes the impact of foreign currency translation, acquisitions, divestitures, and differences in shipping days. Guidance for operating profit excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), multi-employer pension plan exit liabilities, and other items that could affect comparability, and foreign currency translation. Guidance for earnings per share excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), multi-employer pension plan exit liabilities, the gain on the divestiture of selected cookies fruit snacks, pie crusts, and ice cream cone businesses, and other items that could affect comparability, and foreign currency translation. We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.

We are unable to reasonably estimate the potential full-year financial impact of mark-to-market adjustments because these impacts are dependent on future changes in market conditions (interest rates, return on assets, and commodity prices). Similarly, because of volatility in foreign exchange rates and shifts in country mix of our international earnings, we are unable to reasonably estimate the potential full-year financial impact of foreign currency translation.

As a result, these impacts are not included in the guidance provided. Therefore, we are unable to provide a full reconciliation of these non-GAAP measures used in our guidance without unreasonable effort as certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.

    See the table below that outlines the projected impact of certain other items that are excluded from non-GAAP guidance for 2020:

Impact of certain items excluded from Non-GAAP guidance:	Net Sales	Operating Profit	Earnings Per Share
Business and portfolio realignment (pre-tax)		~$60-$70M	~$0.17-$0.20
Income tax impact applicable to adjustments, net**			~$0.04
Currency-neutral adjusted guidance *	(2)%-0%	~(4)%	(3)%-(4)%
Absence of results from divested businesses	~4%
53rd Week	(1)-(2)%
Organic guidance *	1-2%
* 2020 full year guidance for net sales, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. These items for 2020 include impacts of mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts. The Company is providing quantification of known adjustment items where available.

Reconciliation of Non-GAAP amounts - Cash Flow Guidance
(billions)
Full Year 2020
Net cash provided by (used in) operating activities	$1.5-$1.6
Additions to properties	~($0.6)
Cash Flow	$0.9-$1.0
Forward-Looking Statements Disclosure
This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s restructuring programs, the integration of acquired businesses, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, workforce reductions, savings, and competitive pressures. Forward looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the expected benefits and costs of the divestiture of selected cookies, fruit and fruit flavored-snacks, pie crusts, and ice-cream cones businesses of the Company, the risk that disruptions from the divestiture will divert management's focus or harm the Company’s business, risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects, risks associated with the Company’s provision of transition services to the divested businesses post-closing, the ability to implement restructurings as planned, whether the expected amount of costs associated with restructurings will differ from forecasts, whether the Company will be able to realize the anticipated benefits from restructurings in the amounts and times expected, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; transportation costs; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.
[Kellogg Company Financial News]

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(millions, except per share data)

	Quarter ended		Year ended
(Results are unaudited)	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Net sales	$3,223	$3,317	$13,578	$13,547
Cost of goods sold	2,135	2,228	9,197	8,821
Selling, general and administrative expense	728	763	2,980	3,020
Operating profit	360	326	1,401	1,706
Interest expense	63	74	284	287
Other income (expense), net	(59)	(359)	188	(90)
Income before income taxes	238	(107)	1,305	1,329
Income taxes	84	(25)	321	181
Earnings (loss) from unconsolidated entities	(2)	—	(7)	196
Net income (loss)	$152	$(82)	$977	$1,344
Net income (loss) attributable to noncontrolling interests	7	2	17	8
Net income (loss) attributable to Kellogg Company	$145	$(84)	$960	$1,336
Per share amounts:
Basic earnings	$0.43	$(0.24)	$2.81	$3.85
Diluted earnings	$0.42	$(0.24)	$2.80	$3.83
Average shares outstanding:
Basic	341	346	341	347
Diluted	343	348	343	348
Actual shares outstanding at period end			342	344

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year ended
(unaudited)	December 28, 2019	December 29, 2018
Operating activities
Net income	$977	$1,344
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	484	516
Postretirement benefit plan expense (benefit)	(89)	170
Deferred income taxes	47	46
Stock compensation	56	59
Gain from unconsolidated entities, net	—	(200)
Multi-employer pension plan exit liability	132	—
Noncurrent income taxes payable	(35)	(23)
Other	(1)	(40)
Tax payment related to divestitures	(255)	—
Postretirement benefit plan contributions	(28)	(287)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(145)	76
Inventories	2	(86)
Accounts payable	(9)	115
All other current assets and liabilities	40	(154)
Net cash provided by (used in) operating activities	1,176	1,536
Investing activities
Additions to properties	(586)	(578)
Purchases of available for sale securities	(18)	—
Sales of available for sale securities	83	—
Divestiture	1,332	—
Acquisitions, net of cash acquired	(8)	(28)
Investments in unconsolidated entities	—	(389)
Acquisition of cost method investments	(1)	(8)
Other	(28)	55
Net cash provided by (used in) investing activities	774	(948)
Financing activities
Net (reductions) of notes payable	(25)	(225)
Issuances of long-term debt	80	993
Reductions of long-term debt	(1,009)	(408)
Debt redemption costs	(17)	—
Net issuances of common stock	64	167
Common stock repurchases	(220)	(320)
Cash dividends	(769)	(762)
Other	(9)	(11)
Net cash provided by (used in) financing activities	(1,905)	(566)
Effect of exchange rate changes on cash and cash equivalents	31	18
Increase (decrease) in cash and cash equivalents	76	40
Cash and cash equivalents at beginning of period	321	281
Cash and cash equivalents at end of period	397	321
Supplemental financial data:
Net cash provided by (used in) operating activities	$1,176	$1,536
Additions to properties	(586)	(578)
Cash Flow (operating cash flow less property additions) (a)	$590	$958

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	December 28, 2019	December 29, 2018
	(unaudited)	*
Current assets
Cash and cash equivalents	$397	$321
Accounts receivable, net	1,576	1,375
Inventories, net	1,226	1,330
Other current assets	232	131
Total current assets	3,431	3,157
Property, net	3,612	3,731
Operating lease right-of-use assets	541	—
Goodwill	5,861	6,050
Other intangibles, net	2,576	3,361
Investments in unconsolidated entities	404	413
Other assets	1,139	1,068
Total assets	$17,564	$17,780
Current liabilities
Current maturities of long-term debt	$620	$510
Notes payable	107	176
Accounts payable	2,387	2,427
Current operating lease liabilities	114	—
Other current liabilities	1,550	1,416
Total current liabilities	4,778	4,529
Long-term debt	7,195	8,207
Operating lease liabilities	433	—
Deferred income taxes	596	730
Pension liability	705	651
Other liabilities	543	504
Commitments and contingencies
Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	921	895
Retained earnings	7,859	7,652
Treasury stock, at cost	(4,690)	(4,551)
Accumulated other comprehensive income (loss)	(1,448)	(1,500)
Total Kellogg Company equity	2,747	2,601
Noncontrolling interests	567	558
Total equity	3,314	3,159
Total liabilities and equity	$17,564	$17,780

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Adjusted Results
(millions, except per share data)

	Quarter ended December 28, 2019
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Earnings (loss) from unconsolidated entities	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$(3)	$2	$1	$(119)	$—	$—	$(118)	$(0.34)
Project K (pre-tax)	5	11	(16)	—	—	—	(16)	(0.05)
Brexit impacts (pre-tax)	2	—	(2)	—	—	—	(2)	(0.01)
Business and portfolio realignment (pre-tax)	6	20	(26)	5	—	—	(21)	(0.06)
Multi-employer pension plan exit liability (pre-tax)	—	—	—	—	—	—	—	—
Gain on divestiture (pre-tax)	—	—	—	—	—	—	—	—
Income tax impact applicable to adjustments, net*	—	—	—	—	29	—	29	0.09
Out-of-period adjustment	—	—	—	—	(39)	—	(39)	(0.12)
Foreign currency impact	1	(3)	1	—	—	—	1	—
Adjustments to adjusted basis	$11	$30	$(42)	$(114)	$(10)	$—	$(166)	$(0.49)

	Quarter ended December 29, 2018
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Earnings (loss) from unconsolidated entities	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$16	$(1)	$(15)	$(397)	$—	$—	$(412)	$(1.19)
Project K (pre-tax)	41	43	(84)	—	—	—	(84)	(0.24)
Brexit impacts (pre-tax)	2	1	(3)	—	—	—	(3)	(0.01)
Business and portfolio realignment (pre-tax)	—	5	(5)	—	—	—	(5)	(0.01)
Income tax impact applicable to adjustments, net*	—	—	—	—	(108)	—	108	0.31
Adoption of U.S. Tax Reform	—	—	—	—	5	—	(5)	(0.01)
Gain from unconsolidated entities, net	—	—	—	—	—	—	—	—
Adjustments to adjusted basis	$59	$48	$(107)	$(397)	$(103)	$—	$(401)	$(1.15)
Note: Tables may not foot due to rounding.
*Represents the estimated tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Adjusted Results
(millions, except per share data)

	Year ended December 28, 2019
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Earnings (loss) from unconsolidated entities	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$4	$2	$(7)	$(98)	$—	$—	$(104)	$(0.30)
Project K (pre-tax)	35	19	(54)	—	—	—	(54)	(0.15)
Brexit impacts (pre-tax)	9	—	(9)	—	—	—	(9)	(0.02)
Business and portfolio realignment (pre-tax)	17	144	(161)	5	—	—	(156)	(0.46)
Multi-employer pension plan exit liability (pre-tax)	132	—	(132)	—	—	—	(132)	(0.39)
Gain on divestiture (pre-tax)	—	—	—	55	—	—	55	0.16
Income tax impact applicable to adjustments, net*	—	—	—	—	50	—	50	0.14
Out-of-period adjustment	—	—	—	—	(39)	—	(39)	(0.12)
Foreign currency impact	(158)	(50)	(23)	(2)	2	—	(22)	(0.06)
Adjustments to adjusted basis	$39	$115	$(386)	$(40)	$13	$—	$(412)	$(1.20)

	Year ended December 29, 2018
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Earnings (loss) from unconsolidated entities	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$(6)	$(1)	$7	$(350)	$—	$—	$(343)	$(0.98)
Project K (pre-tax)	99	74	(173)	30	—	—	(143)	(0.41)
Brexit impacts (pre-tax)	2	1	(3)	—	—	—	(3)	(0.01)
Business and portfolio realignment (pre-tax)	—	5	(5)	—	—	—	(5)	(0.01)
Income tax impact applicable to adjustments, net*	—	—	—	—	(109)	—	109	0.30
Adoption of U.S. Tax Reform	—	—	—	—	(11)	—	11	0.04
Gain from unconsolidated entities, net	—	—	—	—	—	200	200	0.57
Adjustments to adjusted basis	$95	$79	$(174)	$(320)	$(120)	$200	$(174)	$(0.50)
Note: Tables may not foot due to rounding.
*Represents the estimated tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Quarter ended December 28, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$1,894	$526	$233	$570	$—	$3,223
Foreign currency impact on total business (inc)/dec	2	(1)	(3)	1	—	(1)
Organic net sales	$1,892	$527	$235	$569	$—	$3,224

Quarter ended December 29, 2018
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,043	$512	$237	$525	$—	$3,317
Divestitures	175	—	2	—	—	176
Organic net sales	$1,868	$512	$235	$525	$—	$3,141

% change - 2019 vs. 2018:
Reported growth	(7.3)%	2.9%	(1.6)%	8.4%	—%	(2.8)%
Foreign currency impact on total business (inc)/dec	0.1%	(0.2)%	(1.1)%	0.1%	—%	—%
Currency-neutral growth	(7.4)%	3.1%	(0.5)%	8.3%	—%	(2.8)%
Acquisitions	—%	—%	—%	—%	—%	—%
Divestitures	(8.7)%	—%	(0.9)%	—%	—%	(5.5)%
Foreign currency impact on acquisitions and divestitures (inc)/dec	—%	—%	—%	—%	—%	—%
Organic growth	1.3%	3.1%	0.4%	8.3%	—%	2.7%
Volume (tonnage)	(1.2)%	0.6%	(0.7)%	6.5%	—%	1.2%
Pricing/mix	2.5%	2.5%	1.1%	1.8%	—%	1.5%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Year ended December 28, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$8,390	$2,092	$940	$2,156	$—	$13,578
Foreign currency impact on total business (inc)/dec	(11)	(101)	(33)	(87)	—	(231)
Currency-neutral net sales	$8,400	$2,193	$973	$2,243	$—	$13,810
Acquisitions	—	—	—	271	—	271
Foreign currency impact on acquisitions (inc)/dec	—	—	—	49	—	49
Organic net sales	$8,400	$2,193	$973	$1,922	$—	$13,489

Year ended December 29, 2018
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$8,688	$2,122	$947	$1,790	$—	$13,547
Divestitures	305	—	4	—	—	308
Organic net sales	$8,383	$2,122	$943	$1,790	$—	$13,239

% change - 2019 vs. 2018:
Reported growth	(3.4)%	(1.4)%	(0.7)%	20.4%	—%	0.2%
Foreign currency impact on total business (inc)/dec	(0.1)%	(4.7)%	(3.5)%	(4.9)%	—%	(1.7)%
Currency-neutral growth	(3.3)%	3.3%	2.8%	25.3%	—%	1.9%
Acquisitions	—%	—%	—%	15.2%	—%	2.0%
Divestitures	(3.5)%	—%	(0.4)%	—%	—%	(2.4)%
Foreign currency impact on acquisitions/divestitures (inc)/dec	—%	—%	—%	2.7%	—%	0.4%
Organic growth	0.2%	3.3%	3.2%	7.4%	—%	1.9%
Volume (tonnage)	(1.8)%	1.7%	—%	2.2%	—%	(0.2)%
Pricing/mix	2.0%	1.6%	3.2%	5.2%	—%	2.1%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Profit to Currency-Neutral Adjusted Gross Profit

	Quarter ended		Year ended
(millions)	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Reported gross profit	$1,088	$1,089	$4,381	$4,726
Mark-to-market	3	(16)	(4)	6
Project K	(5)	(41)	(35)	(99)
Brexit impacts	(2)	(2)	(9)	(2)
Business and portfolio realignment	(6)	—	(17)	—
Multi-employer pension plan exit liability	—	—	(132)	—
Foreign currency impact	(2)	—	(73)	—
Currency-neutral adjusted gross profit	$1,100	$1,148	$4,651	$4,821
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Margin to Currency-Neutral Adjusted Gross Margin

	Quarter ended			Year ended
	December 28, 2019	December 29, 2018	Increase/(Decrease)	December 28, 2019	December 29, 2018	Increase/(Decrease)
Reported gross margin	33.8%	32.8%	1.0%	32.3%	34.9%	(2.6)%
Mark-to-market	0.1%	(0.5)%	0.6%	—%	0.1%	(0.1)%
Project K	(0.1)%	(1.2)%	1.1%	(0.3)%	(0.8)%	0.5%
Brexit impacts	(0.1)%	(0.1)%	—%	—%	—%	—%
Business and portfolio realignment	(0.2)%	—%	(0.2)%	(0.1)%	—%	(0.1)%
Multi-employer pension plan exit liability	—%	—%	—%	(1.0)%	—%	(1.0)%
Foreign currency impact	—%	—%	—%	—%	—%	—%
Currency-neutral adjusted gross margin	34.1%	34.6%	(0.5)%	33.7%	35.6%	(1.9)%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Quarter ended December 28, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate*	Kellogg Consolidated
Reported operating profit	$305	$59	$24	$50	$(77)	$360
Mark-to-market	—	—	—	—	1	1
Project K	(5)	(1)	(7)	—	(3)	(16)
Brexit impacts	—	(2)	—	—	—	(2)
Business and portfolio realignment	(3)	(11)	(1)	(8)	(3)	(26)
Multi-employer pension plan exit liability	—	—	—	—	—	—
Adjusted operating profit	$314	$72	$31	$57	$(71)	$403
Foreign currency impact	—	1	—	(1)	—	1
Currency-neutral adjusted operating profit	$313	$71	$31	$58	$(71)	$403

Quarter ended December 29, 2018
(millions)	North America	Europe	Latin America	AMEA	Corporate*	Kellogg Consolidated
Reported operating profit	$283	$41	$32	$49	$(79)	$326
Mark-to-market	—	—	—	—	(15)	(15)
Project K	(41)	(18)	(8)	(13)	(4)	(84)
Brexit impacts	—	(3)	—	—	—	(3)
Business and portfolio realignment	(3)	—	—	—	(2)	(5)
Adjusted operating profit	$327	$62	$40	$62	$(58)	$433

% change - 2019 vs. 2018:
Reported growth	7.7%	42.7%	(27.1)%	2.2%	3.3%	10.5%
Mark-to-market	—%	—%	—%	—%	23.2%	5.0%
Project K and cost reduction activities	12.1%	43.4%	(3.5)%	22.0%	1.1%	17.1%
Brexit impacts	—%	1.1%	—%	0.4%	—%	0.2%
Business and portfolio realignment	0.2%	(17.7)%	(3.7)%	(12.2)%	(1.8)%	(5.0)%
Multi-employer pension plan exit liability	—%	—%	—%	—%	—%	—%
Adjusted growth	(4.6)%	15.9%	(19.9)%	(8.0)%	(19.2)%	(6.8)%
Foreign currency impact	—%	1.2%	1.2%	(1.4)%	0.1%	0.1%
Currency-neutral adjusted growth	(4.6)%	14.7%	(21.1)%	(6.6)%	(19.3)%	(6.9)%
Note: Tables may not foot due to rounding.
* Corporate in 2019 includes the cost of certain global research and development activities that were previously included in the North America reportable segment in 2018 that totaled approximately $12 million.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Year ended December 28, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate*	Kellogg Consolidated
Reported operating profit	$1,215	$223	$85	$195	$(316)	$1,401
Mark-to-market	—	—	—	—	(7)	(7)
Project K	(29)	(3)	(15)	(4)	(4)	(54)
Brexit impacts	—	(9)	—	—	—	(9)
Business and portfolio realignment	(58)	(46)	(4)	(12)	(42)	(161)
Multi-employer pension plan exit liability	(132)	—	—	—	—	(132)
Adjusted operating profit	$1,434	$280	$104	$211	$(264)	$1,764
Foreign currency impact	(1)	(13)	(1)	(8)	—	(23)
Currency-neutral adjusted operating profit	$1,434	$293	$105	$219	$(264)	$1,788

Year ended December 29, 2018
(millions)	North America	Europe	Latin America	AMEA	Corporate*	Kellogg Consolidated
Reported operating profit	$1,397	$251	$102	$174	$(218)	$1,706
Mark-to-market	—	—	—	—	7	7
Project K	(107)	(26)	(15)	(18)	(7)	(173)
Brexit impacts	—	(3)	—	—	—	(3)
Business and portfolio realignment	(3)	—	—	—	(2)	(5)
Adjusted operating profit	$1,507	$280	$117	$192	$(216)	$1,880

% change - 2019 vs. 2018:
Reported growth	(13.0)%	(11.2)%	(16.8)%	11.9%	(44.6)%	(17.8)%
Mark-to-market	—%	—%	—%	—%	(7.7)%	(0.7)%
Project K	4.3%	7.5%	(2.7)%	8.6%	2.6%	4.8%
Brexit impacts	—%	(2.4)%	—%	0.2%	—%	(0.4)%
Business and portfolio realignment	(3.6)%	(16.4)%	(3.0)%	(6.3)%	(18.1)%	(8.3)%
Multi-employer pension plan exit liability	(8.8)%	—%	—%	—%	—%	(7.1)%
Adjusted growth	(4.9)%	0.1%	(11.1)%	9.4%	(21.4)%	(6.1)%
Foreign currency impact	—%	(4.5)%	(1.2)%	(4.4)%	0.1%	(1.2)%
Currency-neutral adjusted growth	(4.9)%	4.6%	(9.9)%	13.8%	(21.5)%	(4.9)%
Note: Tables may not foot due to rounding.
* Corporate in 2019 includes the cost of certain global research and development activities that were previously included in the North America reportable segment in 2018 that totaled approximately $48 million.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amount - Reported Other Income (Expense), Net to Adjusted Other Income (Expense), Net

	Quarter ended		Year-to-date period ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Reported Other income (expense), net	$(59)	$(359)	$188	$(90)
Mark-to-market	(119)	(397)	(98)	(350)
Project K	—	—	—	30
Business and portfolio realignment	5	—	5	—
Gain on divestiture	—	—	55	—
Adjusted Other income (expense), net	$55	$38	$226	$230
Note: Tables may not foot due to rounding
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Income Taxes to Adjusted Income Taxes and Reported Effective Tax Rate to Adjusted Effective Tax Rate

	Quarter ended		Year ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Reported income taxes	$84	$(25)	$321	$181
Mark-to-market	(28)	(86)	(24)	(75)
Project K	(6)	(20)	(14)	(33)
Brexit impacts	—	—	(1)	—
Business and portfolio realignment	4	—	(35)	(1)
Multi-employer pension plan exit liability	—	—	(31)	—
Gain on divestiture	—	—	55	—
Out-of-period adjustment	39	—	39	—
Adoption of U.S. Tax Reform	—	3	—	(11)
Adjusted income taxes	$75	$78	$333	$301
Reported effective tax rate	35.5%	23.3%	24.6%	13.6%
Mark-to-market	4.1%	3.1%	0.1%	(1.7)%
Project K	(0.3)%	(0.7)%	(0.1)%	(0.6)%
Brexit impacts	—%	0.2%	0.1%	—%
Business and portfolio realignment	2.1%	—%	(0.1)%	—%
Multi-employer pension plan exit liability	—%	—%	(0.1)%	—%
Gain on divestiture	—%	—%	2.5%	—%
Out-of-period adjustment	10.5%	—%	2.7%	—%
Adoption of U.S. Tax Reform	—%	1.0%	—%	(0.6)%
Adjusted effective tax rate	19.1%	19.7%	19.5%	16.5%
Note: Tables may not foot due to rounding
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Diluted Earnings Per Share to Currency-Neutral Adjusted Diluted Earnings Per Share

	Quarter ended		Year ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
Reported EPS	$0.42	$(0.24)	$2.80	$3.83
Mark-to-market (pre-tax)	(0.34)	(1.19)	(0.30)	(0.98)
Project K (pre-tax)	(0.05)	(0.24)	(0.15)	(0.41)
Brexit impacts (pre-tax)	(0.01)	(0.01)	(0.02)	(0.01)
Business and portfolio realignment (pre-tax)	(0.06)	(0.01)	(0.46)	(0.01)
Multi-employer pension plan exit liability (pre-tax)	—	—	(0.39)	—
Gain on divestiture (pre-tax)	—	—	0.16	—
Income tax impact applicable to adjustments, net*	0.09	0.31	0.14	0.30
Out-of-period adjustment	(0.12)	—	(0.12)	—
Adoption of U.S. Tax Reform	—	(0.01)	—	0.04
Gain from unconsolidated entities, net	—	—	—	0.57
Adjusted EPS	$0.91	$0.91	$3.94	$4.33
Foreign currency impact	—		(0.06)
Currency-neutral adjusted EPS	$0.91	$0.91	$4.00	$4.33
Note: Tables may not foot due to rounding.
* Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales Growth to Currency-Neutral Net Sales Growth
North America

Net sales % change - fourth quarter 2019 vs. 2018:
North America	Reported Net Sales	Foreign Currency	Currency-Neutral Net Sales	Divestitures	Organic Net Sales
Snacks	(12.9)%	—%	(12.9)%	(17.3)%	4.4%
Cereal	(1.4)%	0.1%	(1.5)%	—%	(1.5)%
Frozen	4.8%	0.1%	4.7%	—%	4.7%

Net sales % change - full year 2019 vs. 2018:
North America	Reported Net Sales	Foreign Currency	Currency-Neutral Net Sales	Divestitures	Organic Net Sales
Snacks	(4.1)%	(0.1)%	(4.0)%	(7.1)%	3.1%
Cereal	(4.1)%	(0.2)%	(3.9)%	—%	(3.9)%
Frozen	1.6%	(0.1)%	1.7%	—%	1.7%

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Cash Flow to Kellogg Defined Cash Flow

	Year ended
(millions, unaudited)	December 28, 2019	December 29, 2018
Operating activities
Net Income	$977	$1,344
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	484	516
Postretirement benefit plan expense (benefit)	(89)	170
Deferred income taxes	47	46
Stock compensation	56	59
Multi-employer pension plan exit liability	132	—
Gain from unconsolidated entities, net	—	(200)
Noncurrent income taxes payable	(35)	(23)
Other	(1)	(40)
Tax payment related to divestitures	(255)	—
Postretirement benefit plan contributions	(28)	(287)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(145)	76
Inventories	2	(86)
Accounts payable	(9)	115
All other current assets and liabilities	40	(154)

Net cash provided by (used in) operating activities	1,176	1,536
Less:
Additions to properties	(586)	(578)
Cash flow (operating cash flow less property additions) (a)	$590	$958
(a) Cash flow is defined as net cash provided by operating activities less capital expenditures. We use this non-GAAP financial measure to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities and share repurchase.

Significant items impacting comparability

Mark-to-market accounting for pension plans, commodities and certain foreign currency contracts
We recognize mark-to-market adjustments for pension plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans were recognized in the year they occur. Changes between contract and market prices for commodities contracts and certain foreign currency contracts result in gains/losses that were recognized in the quarter they occur. We recorded a pre-tax mark-to-market charge of $118 million and $104 million for the quarter and year ended December 28, 2019, respectively. We recorded a pre-tax mark-to-market charge of $412 million and $343 million for the quarter and year ended December 29, 2018, respectively. Included within the aforementioned totals was a pre-tax mark-to-market charge for pension plans of $119 million and $98 million for the quarter and year ended December 28, 2019, respectively, and a pre-tax mark-to-market charge of $397 million and $335 million for the quarter and year ended December 29, 2018, respectively.

Project K
Project K continued generating savings used to invest in key strategic areas of focus for the business. We recorded pre-tax charges related to this program of $16 million and $54 million for the quarter and year ended ended December 28, 2019, respectively. We also recorded pre-tax charges related to this program of $84 million and $143 million for the quarter and year ended December 29, 2018, respectively.

Brexit impacts
With the uncertainty of the United Kingdom (U.K.) exiting the European Union (EU), commonly referred to as Brexit, we have begun preparations to proactively prepare for the potential adverse impacts of Brexit, such as delays at ports of entry and departure. As a result, we incurred pre-tax charges of $2 million and $9 million for the quarter and year ended December 28, 2019, respectively. We also recorded pre-tax charges of $3 million for the quarter and year ended December 29, 2018, respectively.

Business and portfolio realignment
One-time costs related to divestitures and acquisitions, including the divestiture of our cookies, fruit snacks, pie crusts, and ice-cream cone businesses; reorganizations in support of our Deploy for Growth priorities and a reshaped portfolio; and investments in enhancing capabilities prioritized by our Deploy for Growth strategy. As a result, we incurred pre-tax charges, primarily related to reorganizations of $21 million and $156 million for the quarter and year ended December 28, 2019, respectively. We also recorded pre-tax charges of $5 million for the quarter and year ended December 29, 2018.

Multi-employer pension plan exit liability
During the third quarter of 2019, the Company incurred a pre-tax charge of $132 million due to withdrawing from two multi-employer pension plans.

Divestitures
On July 28, 2019, the Company completed its sale of selected cookies, fruit and fruit flavored snacks, pie crusts, and ice cream cones businesses to Ferrero for approximately $1.3 billion in cash, subject to a working capital adjustment mechanism. Both the total assets and net assets of the businesses were approximately $1.3 billion, resulting in a net pre-tax gain of $38 million during the third quarter, recorded in Other income and (expense). Additionally, the company recognized curtailment gains related to the divestiture totaling $17 million in our U.S. pension and nonpension postretirement plans during the third quarter.

The operating results for the divested businesses were primarily included in the North America reporting segment prior to the sale. Reported net sales for the divested businesses totaled $176 million and $308 million for the quarter and last five months of the year ended December 29, 2018.

Acquisitions
In May of 2018, the Company acquired an incremental 1% ownership interest in Multipro, which along with concurrent changes to the shareholders' agreement, resulted in the Company now having a 51% controlling interest in and began consolidating Multipro, a leading distributor of a variety of food products in Nigeria and Ghana. In our AMEA reportable segment, for the year ended December 29, 2018, the acquisition added $271 million in net sales that impacted the comparability of our reported results.

Out-of-period adjustment
During the fourth quarter of 2019, we recorded an out-of-period adjustment to correct an error related to a prior year which increased income tax expense by $39 million.

Adoption of U.S. Tax Reform
In conjunction with the adoption of U.S. Tax Reform, we updated our provisional estimates resulting in a $5 million increase to tax expense for the quarter ended December 29, 2018, and a net $11 million reduction of income tax expense for the year ended December 29, 2018.  These amounts primarily relate to the transition tax and assertion on foreign earnings.

Gain on unconsolidated entities, net
In connection with the Multipro business combination, the Company recognized a one-time, non-cash gain on the disposition of our previously held equity interest in Multipro of $245 million. Additionally, the Company exercised its call option to acquire a 50% interest in Tolaram Africa Foods, PTE LTD, a holding company with a 49% equity interest in an affiliated food manufacturer, resulting in the Company have a 24.5% interest in the affiliated food manufacturer. In conjunction with the exercise, the Company recognized a one-time, non-cash loss of $45 million, which represents an other than temporary excess of cost over fair value of the investment. These amounts were recorded within Earnings (loss) from unconsolidated entities during the second quarter of 2018.

Foreign currency translation
We evaluate the operating results of our business on a currency-neutral basis. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.